Exhibit 99.1

Third Quarter Report

November 8, 2016

Dear Shareholder:

Uwharrie Capital Corp and its subsidiaries, Uwharrie Bank and Uwharrie Investment Advisors, reported consolidated total assets of $552.2 million at September 30, 2016, versus $532.2 million at December 31, 2015, representing year-to-date growth of $20 million or an annualized growth rate of 5.01%.

Net income for the nine-month period ended September 30, 2016, was $1.8 million versus $1.9 million for the same period in 2015. For the nine months ended September 30, 2016, net income available to common shareholders was $1.3 million or $0.19 per share compared to $1.4 million or $0.20 per share for September 30, 2015. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

The difference in earnings largely represents the additional Allowance for Loan and Lease Loss provisions associated with the strong growth in the loan portfolio — up $24.4 million or 10.16% annualized net of contractual paydowns. With each new loan produced, the bank must fund the full loan loss reserve for a loan the day it is funded; however, the interest earned on the loan is recognized as earned over the life of the asset. This results in a short-term negative impact on revenue for growing the loan portfolio in a substantial manner.

Through nine months ended September 30, 2016, Net Interest Margin (the difference in interest earned on loans and investments, less the interest paid on deposits and borrowings) has improved $352 thousand. This improvement is directly related to the growth in loans, as well as our core deposit mix. Non-interest Income increased $1.4 million, while Non-interest Expenses (our costs associated with building and growing our fee income strategies) increased by $1.2 million, providing a net improvement to income before taxes of $200 thousand.

We are pleased to inform you of your Board’s declaration of a 2% stock dividend payable to shareholders November 23, 2016. Growth opportunities demand capital and the payment of a stock dividend allows us to retain capital while providing the best value to our shareholders. Individuals who are still in their peak-earning years and do not want the additional tax burden will not have to recognize income generated by a stock dividend. Shareholders looking for income now can sell these new shares for cash.

The Board of Directors also voted to transition to “Book Entry,” which is a system of tracking the ownership of securities where no paper certificates are distributed to investors. Book Entry reduces the risks and costs associated with replacing lost or stolen certificated share(s), thus reducing your costs of ownership. Furthermore, it allows for faster buy/sell transactions, as well as quicker transfers of shares in brokerage accounts or gifting to other individuals.

In addition to the benefit direct to our shareholders, the corporation benefits from reduced costs associated with paper certificate(s). We believe this transition to Book Entry could save your company thousands of dollars per year, which improves the financial performance of the company, consequently increasing the value of your investment.

We are delighted to have delivered another solid quarter of financial performance. At Uwharrie Capital Corp, we remain committed to the values that brought a group of people together more than thirty years ago to create a community banking organization “For and By the People.” In order to be successful, we must be thoughtful, intentional and strategic in order to improve and sustain ourselves and our communities. We diligently strive to remain focused on both the financial bottom line and the people we serve, without compromising either.

In keeping with tradition, you will soon receive the Uwharrie Capital Corp 2017 Community Calendar. This year’s calendar highlights our community’s earliest diversification from agriculture, as our nation witnessed its first gold rush in the Piedmont region of North Carolina. We think you will enjoy this bit of history and collection of nostalgic photographs.

Warmest wishes to you and your family for the coming holiday season.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries

Consolidated Balance Sheet (Unaudited)

	September 30,	September 30,
	2016	2015
	(Amounts in thousands, except share and per share data)
Assets
Cash and due from banks	$7,400	6,685
Interest-earning deposits with banks	49,187	51,585
Securities available for sale	100,513	96,927
Securities held to maturity (fair value $12,289 and $11,276, respectively)	12,023	11,274
Loans held for sale	2,538	418
Loans held for investment	344,542	322,816
Less allowance for loan losses	(2,849)	(2,961)

Net loans held for investment	341,693	319,855

Interest receivable	1,520	1,466
Premises and equipment, net	14,224	14,752
Restricted stock	1,052	1,040
Bank owned life insurance	6,861	6,733
Other real estate owned	4,435	5,942
Other assets	10,766	10,419

Total assets	$552,212	$527,096

Liabilities
Deposits:
Demand, noninterest-bearing	$104,877	$92,753
Interest checking and money market accounts	274,591	243,638
Savings accounts	41,865	40,001
Time, $250,000 and over	7,337	8,139
Other time deposits	60,385	77,818

Total deposits	489,055	462,349

Interest payable	150	176
Short-term borrowed funds	1,786	5,232
Long-term debt	9,537	9,550
Other liabilities	6,884	5,860

Total liabilities	507,412	483,167

Shareholders’ Equity
Common stock, $1.25 par value: 20,000,000 shares authorized; shares issued and outstanding 6,925,408 and 6,875,586 shares, respectively Book value per share $4.84 in 2016 and $4.66 in 2015 (1)	8,657	8,594
Common stock dividend distributable	173	172
Additional paid-in capital	12,571	12,401
Undivided profits	12,586	11,874
Accumulated other comprehensive income (loss)	197	299

Total Uwharrie Capital Corp shareholders’ equity	34,184	33,340
Noncontrolling interest	10,616	10,589

Total shareholders’ equity	44,800	43,929
Total liabilities and shareholders’ equity	$552,212	$527,096

(1)	Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2016.

Uwharrie Capital Corp and Subsidiaries

Consolidated Statements of Income (Unaudited)

	For Three Months Ended		For Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Amounts in thousands, except share and per share data)
Interest Income
Interest and fees on loans	$4,025	$3,936	11,820	$11,784
Interest on investment securities	449	485	1,348	1,465
Interest-earning deposits with banks and federal funds sold	78	47	236	126

Total interest income	4,552	4,468	13,404	13,375

Interest Expense
Interest paid on deposits	167	282	563	875
Interest paid on borrowed funds	142	156	444	455

Total interest expense	309	438	1,007	1,330

Net Interest Income	4,243	4,030	12,397	12,045
Provision for (recovery of) loan losses	240	(323)	70	(620)

Net interest income after provision (recovery of) for loan losses	4,003	4,353	12,327	12,665

Noninterest Income
Service charges on deposit accounts	309	338	904	979
Other service fees and commissions	1,055	1,040	3,330	3,055
Gain on sale of securities	2	0	544	502
Income from mortgage loan sales	1,111	706	2,769	1,699
Other income	116	166	386	309

Total noninterest income	2,593	2,250	7,933	6,544

Noninterest Expense
Salaries and employee benefits	3,626	3,460	10,792	9,778
Occupancy expense	327	272	850	824
Equipment expense	159	184	488	524
Data processing	161	194	529	553
Other noninterest expense	1,555	1,709	5,096	4,873

Total noninterest expense	5,828	5,819	17,755	16,552

Income before taxes	768	784	2,505	2,657
Provision for income taxes	228	223	745	799

Net Income	$540	$561	1,760	$1,858

Consolidated net income	$540	$561	1,760	$1,858
Less: Net income attributable to noncontrolling interest	(149)	(149)	(444)	(442)

Net income attributable to Uwharrie Capital	391	412	1,316	1,416
Dividends - preferred stock	—	—	—	—

Net income available to common shareholders	$391	$412	1,316	$1,416

Net Income Per Common Share (1)
Basic	$0.06	$0.06	0.19	$0.20
Assuming dilution	$0.06	$0.06	0.19	$0.20
Weighted Average Common Shares Outstanding (1)
Basic	7,095,112	7,174,221	7,111,733	7,212,308
Assuming dilution	7,095,112	7,174,221	7,111,733	7,212,308